Exhibit 5.2

[Perkins Coie LLP Letterhead]
November 7, 2017

Crocs, Inc.
7477 East Dry Creek Parkway
Niwot, Colorado 80503

Re:	Post-Effective Amendment No. 2 to Registration Statement on Form S-8 for Shares of Common Stock, par value $0.001 per share, of Crocs, Inc.
Ladies and Gentlemen:
We have acted as counsel to Crocs, Inc., a Delaware corporation, in connection with the preparation of a Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (the “Form S-8 Amendment”) under the Securities Act of 1933, as amended (the “Act”), which Crocs, Inc. is filing with the Securities and Exchange Commission with respect to certain shares (the “Shares”) of common stock of Crocs, Inc., par value $0.001 per share, that may be issued under the Crocs, Inc. 2015 Equity Incentive Plan (the “2015 Plan”), such Shares having originally been authorized for issuance under the Croc’s, Inc. 2007 Equity Incentive Plan. The maximum number of such Shares being 4,294,616, all as further described in the “Explanatory Note” to the Form S-8 Amendment.
We have examined the Form S-8 Amendment and such documents and records of Crocs, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the 2015 Plan have been duly authorized and that, upon the due execution by Crocs, Inc. of any certificates representing the Shares, the registration by its registrar of such Shares and the issuance thereof by Crocs, Inc. in accordance with the terms of the 2015 Plan, and the receipt of consideration therefor in accordance with the terms of the 2015 Plan, such Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Form S-8 Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ PERKINS COIE LLP